Exhibit 5.1

[Letterhead of Holland & Knight LLP]

May 8, 2014

Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Re:	Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Altra Industrial Motion Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of 520,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), that may be issued pursuant to the Altra Holdings, Inc. 2004 Equity Incentive Plan (the “2004 Plan”), and the registration of 980,000 shares of the Company’s Common Stock that may be issued pursuant to the Altra Industrial Motion Corp. 2014 Omnibus Incentive Plan (the “2014 Plan,” and collectively with the 2004 Plan, the “Plans”). The 520,000 shares of Common Stock registered pursuant to the 2004 Plan and the 980,000 shares of Common Stock registered pursuant to the 2014 Plan are collectively referred to as the “Shares.”

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Plans, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and subject to the qualifications stated herein, and assuming no change in relevant facts, it is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution), and we express no opinion as to the effect on matters covered by this letter of the laws of any other jurisdiction.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/S/ HOLLAND & KNIGHT LLP

HOLLAND & KNIGHT LLP